Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Equity Incentive Plan, 2013 Employee Stock Purchase Plan and the 2013 Stock Option and Incentive Plan of Fate Therapeutics, Inc. of our report dated June 17, 2013 (except for paragraph 14 of Note 9, as to which the date is September 12, 2013), with respect to the consolidated financial statements of Fate Therapeutics, Inc., included in its Registration Statement (Form S-1 No. 333-190608), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

October 3, 2013